BOE Financial Services of Virginia, Inc. Reports 4th Quarter and Annual Earnings

Tappahannock, VA, January 28, 2004/PR Newswire/BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the fourth quarter of 2004. Net income for the fourth quarter of 2004 was $751,000 compared to net income of $634,000 for the same period in 2003, an increase of $117,000, or 18.5%. This increase in net income was primarily the result of an increase of $87,000, or 4.0%, in net interest income after provision for loan losses and an increase of 11.3%, or $41,000, in noninterest income. Additionally, noninterest expenses for the fourth quarter of 2004 decreased $5,000 from the fourth quarter in 2003. Offsetting these increases to fourth quarter 2004 net income over the same period in 2003 was an increase of $16,000 in income tax expenses.

For the year ended December 31, 2004, the Company reported net income of $2.885 million compared to net income of $2.407 million for 2003, an increase of $478,000, or 19.9%. The increase in year-to-year net income was the result of an increase of $776,000 in net interest income after provision for loan losses. Also contributing to the increase in net income was a 24.6%, or $340,000, increase in noninterest income. Noninterest income was $1.724 million in 2004 compared to $1.384 million in 2003. Offsetting these increases in net income was an $463,000 increase for 2004 compared to 2003 in noninterest expenses and a $175,000 increase in income tax expenses.

George M. Longest, Jr., President and Chief Executive Officer stated: “In 2004 the Company focused its’ efforts on improving net interest margin, improving ratios relative to nonperforming assets and increasing profitability. These goals were accomplished.”

Total assets on December 31, 2004 were $237.3 million compared to total assets of $231.7 million on December 31, 2003. Total deposits grew 1.8% in 2004 and ended the year at $207.0 million. Loans, net of allowance for loan losses decreased 0.6% in 2004 and ended the year at $157.5 million.

BOE Financial Services of Virginia, under the name of its’ subsidiary Bank of Essex, operates six full service offices in Essex, King William, Hanover and Henrico counties. Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

Balance Sheet

(Unaudited)

(in thousands)

	12/31/2004	12/31/2003	Percent change
Assets
Cash and due from banks	$4,354	$8,949	-51.3%
Federal funds sold	5,064	285	1676.8%
Investment securities	57,955	52,200	11.0%
Equity securities, restricted, at cost	833	947	-12.0%
Loans held for sale	361	—
Loans, net of allowance for loan losses ($2,088 in ’04 and $2,128 in ’03)	157,471	158,381	-0.6%
Bank premises and equipment, net	6,448	6,526	-1.2%
Accrued interest receivable	1,153	1,186	-2.8%
Intangible assets	776	902	-14.0%
Other assets	2,917	2,341	24.6%

Total assets	$237,332	$231,717	2.4%

Liabilities
Non-interest bearing deposits	$25,605	$24,522	4.4%
Interest bearing deposits	181,368	178,760	1.5%

Total deposits	$206,973	$203,282	1.8%
Accrued interest payable	319	330	-3.3%
Other liabilities	1,365	1,183	15.4%
Trust preferred capital notes	4,000	4,000	0.0%

Total liabilities	$212,657	$208,795	1.8%

Stockholders’ Equity
Common stock	$5,945	$5,916	0.5%
Surplus	5,111	5,009	2.0%
Retained earnings	12,826	10,693	19.9%
Accumulated other comprehensive income (loss)	793	1,304	-39.2%

Total stockholders’ equity	$24,675	$22,922	7.6%

Total liabilities and stockholders’ equity	$237,332	$231,717	2.4%

BOE Financial Services of Virginia, Inc.

Income Statement

(Unaudited)

(in thousands)

	for the quarter ended 12/31/2004	for the quarter ended 12/31/2003	Percent change
Interest income	$3,306	$3,224	2.5%
Interest expense	955	890	7.3%

Net interest income	$2,351	$2,334	0.7%
Provision for loan losses	80	150	-46.7%

Net interest income after provision for loan losses	$2,271	$2,184	4.0%
Noninterest income	405	364	11.3%
Noninterest expenses	1,766	1,771	-0.3%
Income taxes	159	143	11.2%

Net income	$751	$634	18.5%

Earnings per share, fully diluted	$0.63	$0.53	18.9%

BOE Financial Services of Virginia, Inc. Income Statement (Unaudited) (in thousands)

	for the year ended 12/31/2004	for the year ended 12/31/2003	Percent change
Interest income	$12,985	$13,071	-0.7%
Interest expense	3,606	4,073	-11.5%

Net interest income	$9,379	$8,998	4.2%
Provision for loan losses	305	700	-56.4%

Net interest income after provision for loan losses	$9,074	$8,298	9.4%
Noninterest income	1,724	1,384	24.6%
Noninterest expenses	7,090	6,627	7.0%
Income taxes	823	648	27.0%

Net income	$2,885	$2,407	19.9%

Earnings per share, fully diluted	$2.42	$2.03	19.0%